APPENDIX III-B

                    WATER PURCHASE AGREEMENT


                   THE ANSONIA DERBY WATER CO.
                               and
            SOUTH CENTRAL CT REGIONAL WATER AUTHORITY
                              dated
                        November 30, 1984


November 30, 1984

Mr. John B. Dearborn, President
The Ansonia Derby Water Company
230 Beaver Street
Ansonia, Connecticut 06401

Dear Mr. Dearborn:

Agreement to Purchase Water By and Between The Ansonia Derby
Water Company (the ("Company") and South Central Connecticut
Regional Water Authority (the "Regional Water Authority"), dated
November 30, 1984 (the "Contract")

This letter shall serve as a confirmation of the Regional Water Authority's understanding that, in addition to any rights that the Company may have either at common law or pursuant to the Contract, if the Regional Water Authority experiences a renewed outbreak of the bacteria problem it recently experienced or any similar bacteria problems, to the extent that the water to be supplied to the Company under the Contract is not in compliance with all standards imposed by any federal or state agency having jurisdiction over the quality of public drinking water, and if as a result of the purchase of such water under the Contract the Company experiences a similar outbreak of bacteria within the area of its distribution system served by water supplied under the Contract, the Regional Water Authority agrees to indemnify the Company with respect to all necessary expenses to cleanse the system of such bacteria required by any such governmental agency with jurisdiction.

Sincerely,

SOUTH CENTRAL CONNECTICUT
REGIONAL WATER AUTHORITY


BY:
     Its Chief Operating Officer
     Duly Authorized



                            AGREEMENT


     AGREEMENT entered into this 30th day of November, 1984 by and between SOUTH CENTRAL CONNECTICUT REGIONAL WATER AUTHORITY (hereinafter referred to as the "AUTHORITY") and THE ANSONIA DERBY WATER COMPANY (hereinafter referred to as "ANSONIA DERBY").

                     W I T N E S S E T H:

     WHEREAS, ANSONIA DERBY wishes to purchase a portion of its water supply requirements from the AUTHORITY; and

    WHEREAS, the AUTHORITY is willing to sell water to ANSONIA
DERBY; and

     WHEREAS, in order to accomplish the purpose stated above, pipeline and control facilities, tank, pumps, and related items will be required to be designed, constructed, installed, maintained and operated between the AUTHORITY's existing water system and ANSONIA DERBY'S existing water system; and

    WHEREAS, the AUTHORITY proposes to design, construct, install, maintain, replace or repair, and operate such pipeline and related facilities and thereby to sell water to ANSONIA
DERBY; and

     WHEREAS, ANSONIA DERBY proposes to finance and own a portion of such pipeline and related facilities with the remainder being owned by the Bridgeport Hydraulic Company; and

     WHEREAS, the parties hereto wish to set forth their respective rights, responsibilities and remedies;

     NOW, THEREFORE, in consideration of the foregoing and of the mutual promises contained herein, the parties do hereby agree as follows:

     1. Project Definition and Description. The pipeline and related facilities shall consist of approximately 22,500 feet of 20 inch pipeline, 4,500 feet of 24 inch pipeline, a seven million gallon per day pumping station, a one million gallon storage tank
(the "Storage Tank"), a meter, and all related appurtenances, valves, points of connection and other facilities necessary or desirable to enable the AUTHORITY to deliver water from its water supply system to the water supply system of ANSONIA DERBY. All such facilities are herein referred to as the "Project". The AUTHORITY agrees to design, construct,install, maintain, replace or repair, and operate the Project. The division of ownership of the various components of the Project between Bridgeport Hydraulic Company and ANSONIA DERBY shall be as specified in Exhibit A hereto; provided, however, that if the total amounts paid by Bridgeport Hydraulic Company pursuant to Section 3(a) of that certain Agreement dated May 31, 1984 between the AUTHORITY and Bridgeport Hydraulic Company (the "Bridgeport Hydraulic Agreement") shall differ by an amount in excess of $100,000 from Bridgeport Hydraulic's Company's undepreciated book cost (determined in accordance with the requirements of the Department of Public Utility Control) of that portion of the Project owned by Bridgeport Hydraulic Company upon completion of construction of the Project, the parties hereto agree that the division of ownership of the Project shall be redetermined at that time in order to match, as closely as reasonably possible, the ownership portion of the Project of ANSONIA DERBY and Bridgeport Hydraulic Company, respectively, with each such party's total investment in the Project, any such redetermination to be reflected in a written supplement to Exhibit A hereto. The Project pipeline, pumping station, Storage
Tank, meter, and points of connection to the AUTHORITY's, ANSONIA
DERBY's and Bridgeport Hydraulic Company's water supply systems shall be at the approximate locations indicated in Exhibit A hereto. Exhibit A hereto also sets forth the time schedules and deadlines relating to the project, which schedules and deadlines the AUTHORITY hereby agrees, subject to Section 14 hereof, to meet, provided, however, that the AUTHORITY shall in no extent be liable for special or consequential damages.

     The Project is to be more specifically defined by the complete engineering plans and material and installation specifications which will be obtained by the AUTHORITY. By way of illustration and not by way of limitation, said plans shall delineate the following items:

     a.   Pipeline Route.

     b.   Pipeline Diameter.

     c.   Number and Capacity of Pumps.

     d.   Description of Surge Control, if required.

     e.   Description of Pressure Reducing/Flow Control
          Facilities, if required.

     f. Maps, Hydraulic Profiles and Sketches supplementing, explaining and diagramming the foregoing.

     g.    Metering Facilities.

     h.    Land and Right of Way Acquisition.

     j.    Description of Storage Tank.

Such engineering plans and specifications shall be furnished for information purposes to ANSONIA DERBY; however, ANSONIA DERBY shall have no right of approval with respect thereto.

    The standard of design and construction to he used in the Project is the quality of design and construction used currently by the AUTHORITY for similar types of facilities. The AUTHORITY will use its best efforts to keep Project costs as low as possible while remaining cost effective.

    2. Modifications to ANSONIA DERBY Water Supply System. ANSONIA DERBY agrees to effect, at its own cost, any and all modifications to its existing water supply system that are necessary or desirable to enable it to accept delivery of water through the Project.

     3. (a) Out-of-Pocket Expenses. ANSONIA DERBY will reimburse the AUTHORITY for that portion of out-of-pocket engineering expenses associated with the Project which are allocable to ANSONIA DERBY pursuant to Section 4 hereof, payable on a monthly basis commencing with the end of the month during which this Agreement is executed.

     (b) Financing of Project. ANSONIA DERBY agrees to finance and to pay that portion of the costs associated with the Project which are allocable to it pursuant to Section 4 hereof. The AUTHORITY and Bridgeport Hydraulic Company shall finance and pay all costs associated with the Project which are not so allocable to ANSONIA DERBY pursuant to Section 4 hereof. The AUTHORITY may terminate this Agreement prior to June 1, 1985 if the D.P.U.C. shall not have approved the Bridgeport Hydraulic Agreement on or before February 1, 1985. ANSONIA DERBY shall pay to the AUTHORITY, within 10 days after the AUTHORITY notifies ANSONIA DERBY that physical construction of the Project has commenced, $200,000 in partial payment of costs associated with the Project which are allocable to ANSONIA DERBY pursuant to Section 4 hereof; thereafter, that portion of construction costs which are allocable to ANSONIA DERBY pursuant to this subsection (b) shall be appropriately calculated and documented by the AUTHORITY and billed by the AUTHORITY monthly in arrears, with ANSONIA DERBY continuing to maintain an advanced payment balance of $200,000 during the construction period. All payments required to be made pursuant hereto shall be made within 30 days of receipt of an invoice therefor.

     (c) Monthly Payments. ANSONIA DERBY agrees to pay to the AUTHORITY, monthly and in arrears, the Water Charge, as determined below, for the particular month. All payments required to be made pursuant hereto shall be made within 30 days of receipt of an invoice therefor.

     (d) Water Charge. The Water Charge will be calculated as a charge per million gallons of water delivered each month by the AUTHORITY to ANSONIA DERBY through the Project (currently $730 per MG) and shall be computed using the cost allocations detailed in the study entitled "Wholesale Rate Study" prepared by Guastella Associates, Inc., and dated June 27, 1983, a copy of which is attached hereto as Exhibit C. It is agreed that this study will be updated at the time of each rate case of the AUTHORITY subsequent to the date of this Agreement and that the Water Charge will be revised to reflect such updating. The
AUTHORITY will give ANSONIA DERBY written notice of any public hearing on any proposal to raise the wholesale water rates of the AUTHORITY not later than the date of publication of the public notice thereof. The amount used in such updating for calculating the operating and maintenance expenditure portion of the Water
Charge will be based on the budget used by the AUTHORITY for rate-making purposes and will include any adjustments made during the rate-making process. The book value of Utility Plant used in such updating calculation will be based on the most recent filing with the Department of Public Utility Control. The percentages used to allocate expenditures to general service as used on Schedule B and Schedule C-1 of Exhibit C hereof, will not change during the term of this Agreement. Notwithstanding the foregoing or the amount of water actually delivered to ANSONIA DERBY, the monthly Water
Charge and the Water Charge for the last month of each calendar year shall be adjusted if necessary, as provided in Section 6 hereof, to reflect the minimum purchase requirements of Section 6 hereof.

     4. Project Allocation. For purposes of Section 3 hereof, the following portion of the costs associated with the Project are allocable to ANSONIA DERBY and the remainder (other than that percentage of the construction and related costs of Section A of the Project pipeline and the pumping station shown in Exhibit B hereto as allocable to the AUTHORITY) are allocable to the Bridgeport Hydraulic Company:

     (a) 42% of the construction and related costs of Section A of the Project pipeline and the pumping station, as shown on the map contained in Exhibit B hereto.

     (b) 60% of the construction and related costs of Section B of the Project pipeline as shown on the map contained in Exhibit
B hereto.

     (c) 1OO% of the cost of the metering facilities located at the Project's point of connection to ANSONIA DERBY'S water supply system.

     (d) all engineering and construction and related costs of the Storage Tank, except $112,000, which will be paid by Bridgeport Hydraulic Company.

     (e) That percentage of the engineering costs of the Project (excluding engineering costs specified in (d) above) which the amount paid by ANSONIA DERBY pursuant to subsections (a), (b),
(c) and (d) of this Section 4 bears to the total costs associated with the Project.

     The AUTHORITY will change the design flow requirements of the Project to increase Ansonia Derby's portion of the total capacity thereof upon receipt of written request to that effect from Ansonia Derby prior to December 15, 1984, provided, however, that in such event the foregoing allocations in this Section 4 shall be adjusted by revising the figures inserted in the formula as specified in Exhibit B hereto.

     For purpose of this Section 4, "construction and related costs" include any of the following costs incurred by the AUTHORITY subsequent to the execution of this Agreement:

     a. Payments to contractors and materialmen constructing, working on, or supplying materials to the Project.

     b. Actual costs of acquisition of property, easements, rights of way, or the like required for the Project.

     c.   Actual costs of legal services relating to the Project.

     d. Payroll costs (calculated in accordance with the respective normal practices of the respective parties) for AUTHORITY personnel, and actual costs for materials used in design, construction, inspection and installation of the Project.

     5. Approvals and Conditions. It is understood by the parties that this Agreement and/or certain of the transactions contemplated hereby are subject to approval by the duly authorized State of Connecticut agencies including the Department of Health Services and the Department of Environmental Protection. ANSONIA DERBY and the AUTHORITY agree to cooperate and use their best efforts in securing all necessary approvals. Neither party shall have any other obligation under this Agreement unless and until said requisite approvals are obtained by June 1, 1985, except for ANSONIA DERBY'S obligation to pay its allocated share of out-of-pocket engineering expenses pursuant to Section 3(a).

     6. Quantities. The AUTHORITY agrees to deliver not less than three million gallons of potable water per day to ANSONIA DERBY's point of connection to the Project at a hydraulic gradient of 450 feet based on U.S.G.S. datum, with a maximum flow rate for peak demands of not less than six million gallons per day. ANSONIA DERBY agrees to purchase a minimum quantity of 600 million gallons of potable water per year (the "Annual Minimum") commencing January 1, 1986 and during the term of this Agreement, and further agrees during such period that it will purchase a minimum quantity of 30 million gallons of potable water per month (the "Monthly Minimum"). Water purchased from the AUTHORITY by Ansonia Derby pursuant to the contract between them dated January 18, 1984 relating to the Grassy Hill Connection (the "Grassy Hill Purchase Agreement") shall be Credited against the Annual Minimum hereunder, and water purchased hereunder shall be credited against the Annual Minimum contained in the "Grassy Hill Purchase Agreement".

     If ANSONIA DERBY should fail to take the Monthly Minimum in any calendar month included in the term of this Agreement and during such calendar month such Monthly Minimum was available for delivery at the point of delivery to ANSONIA DERBY, then ANSONIA
DERBY shall be deemed to have taken and the AUTHORITY shall be deemed to have delivered the Monthly Minimum during such month.
If ANSONIA DERBY should fail to take the Annual Minimum in any calendar year included in the term of this Agreement (including for purposes of determining the amount taken during any such calendar year all amounts previously deemed to have been taken during such year) and during such calendar year such Annual
Minimum was available for delivery at the point of delivery to ANSONIA DERBY, then ANSONIA DERBY shall be deemed to have taken and the AUTHORITY shall be deemed to have delivered during December of such year that amount of water equal to the difference between the Annual Minimum and the amount of water taken during such calendar year (including for purposes of determining the amount taken during any such calendar year all amounts previously deemed to have been taken during such year).
In the event any partial calendar year is included in the term of this Agreement, then ANSONIA DERBY shall be deemed to have taken during the last calendar month so included that amount of water, if any, necessary in order to result in the ratio of (w) water taken during such partial calendar year (included for purposes of determining the amount taken during any such partial calendar year all amounts previously deemed to have been taken during such calendar year) to (x) the Annual Minimum being greater than or equal to the ratio derived by dividing (y) the number of calendar months in such partial year by (z) 12; provided, however, that during such partial calendar year an amount of water equal to (i) the Annual Minimum divided by (ii) the number of calendar months in such partial calendar year must have been available for delivery at the point of delivery to ANSONIA DERBY.

     7. Water Quality. The water supplied by the AUTHORITY under this agreement at all times shall satisfy all standards imposed by any Federal or State agency having jurisdiction over the quality of public drinking water and applicable to the AUTHORITY and/or to ANSONIA DERBY; provided, however, that the AUTHORITY shall have no responsibility for any water quality problems resulting solely from conditions within the water distribution system of ANSONIA DERBY.

     8. Term of Contract. Subject to the other terms and conditions contained herein, this contract shall be effective as of the date of its execution, and will remain in full force and effect until December 31, 2015, unless otherwise terminated in accordance with the terms and provisions hereof.

     9. Renewal: Purchase upon Termination. This Agreement may be renewed, at the option of ANSONIA DERBY, for two additional periods of ten years each after the expiration date referred to in Paragraph 8 above.

     The renewal options referred to above are deemed to be exercised automatically unless ANSONIA DERBY shall have given written notification of its election not to renew at least two years prior to the end of the term of the Agreement then in effect. The terms and conditions for any such renewal period shall be the same as provided herein, with ANSONIA DERBY responsible for the Water Charge, as set forth in Section 3(b) hereof.

     Upon final termination of this Agreement, the AUTHORITY agrees to purchase from ANSONIA DERBY and ANSONIA DERBY agrees to sell to the AUTHORITY that portion of the Project then owned by ANSONIA DERBY at a purchase price equal to the net book value, defined as original cost less depreciation, of that portion of the Project owned by ANSONIA DERBY as shown on its books at the date of such purchase. Upon such purchase ANSONIA DERBY shall have no further rights with respect to the Project.

     11. Metering. ANSONIA DERBY shall own the Project meter located at ANSONIA DERBY's point of connection to the Project; the AUTHORITY shall have the right and obligation to maintain such meter. The meter shall be tested semiannually and if there is a meter error of five percent or more, adjustment will be made to ANSONIA DERBY's Water Charge on the basis of one-half the time elapsed since the last test of the meter in question, unless the exact period of existence of said error can be conclusively established. In the event of loss of registration of flow during any month, ANSONIA DERBY will be deemed to have consumed during such month an amount of water equal to the historical average monthly consumption by ANSONIA DERBY for such month determined by dividing (x) the sum of the consumption by ANSONIA DERBY for such month in each year commencing with the first such month after January 1, 1986 and extending to and including such month in the immediately preceding year, by (y) that number which represents the total number of years elapsed since the first such month after January 1, 1986; provided that if such loss of registration should occur prior to January 1, 1987 ANSONIA DERBY will be deemed to have consumed during such month an amount of water equal to that consumed by it during the immediately preceding month.

     12. Acquisition of Property and Interest in Property. Each party consents to the other's presence on such party's property to accomplish the purposes of this Agreement. The parties hereto understand that the Project may require for completion the acquisition of property and various interests in property owned by third parties. Any such acquisition shall be negotiated by the AUTHORITY and the terms thereof shall be determined in the sole discretion of the AUTHORITY.

     13. Use of Project. The parties hereto agree that the AUTHORITY, ANSONIA DERBY and Bridgeport Hydraulic Company shall have the right to use the Project to provide water service and fire protection service to customers within their respective service territories, and that in furtherance of said right, each of the parties may effect one or more interconnections with the Project and may install hydrants and related facilities connected to the Project so long as such interconnections and facilities effected by any party are connected to that portion of the Project lying within the service territory of that party. Each of the parties shall have the right to bill for, collect and retain its respective water service and fire protection charges and revenues resulting from such use of the Project. Nothing contained in this Section 13 shall be construed to alter or negate ANSONIA DERBY's obligation to pay for service provided by the AUTHORITY in accordance with Section 3 hereof. The
AUTHORITY'S right to utilize the Project as set forth in this
Section 13 is subject to the condition that no such use of the Project by the AUTHORITY shall interfere with, or be inconsistent with, the AUTHORITY'S obligation to provide water service to ANSONIA DERBY under the terms of this Agreement.

     14. Force Majeure. The AUTHORITY shall not be liable in damages or otherwise for any failure to perform any obligation under this Agreement, which failure is occasioned by or in consequence of any act of God, act of public enemy, war, acts of terrorism, blockages, insurrection, riot, epidemic, land slide, lightning, earthquake, fire, storm, flood, washout, civil disturbance, power failure, explosion, breakage or accident to machinery or lines of pipe, binding order, decree, regulation or, judgment of any court or governmental authority, and any other cause, whether of the kind herein enumerated or otherwise, not within the control of the AUTHORITY which act, omission, or circumstance the AUTHORITY is unable to prevent or overcome by the exercise of due diligence and/or good waterworks practices. All deadlines relating to construction of the Project provided for herein (including any such deadline contained in any plan, map or sketch referred to in Section 1 hereof) shall be extended for a period of time equal to the period of time that delay in the Project is caused by any of the causes stated herein (other than failure to obtain necessary regulatory approvals). Such causes or contingencies affecting performance by the AUTHORITY shall not relieve ANSONIA DERBY from its obligation to make payments required hereunder as they become due, except that the minimum water purchase requirement of Sections 3(c) and 6 hereof shall not be in effect when and if the AUTHORITY is unable to supply such minimum water purchase requirements with water meeting the requirements of Section 7 hereof.

     15. Indemnification. ANSONIA DERBY and the AUTHORITY hereby agree to indemnify and hold harmless each other against all costs, fees, expenses, damages and loss of any type or nature which may be incurred by either party as a result of the breach of any of the terms of this Agreement by the other party. The AUTHORITY hereby agrees to indemnify and hold harmless ANSONIA DERBY against all costs, fees, expenses, damages and loss of any type or nature (other than obligations of ANSONIA DERBY under this Agreement) arising out of the construction, maintenance and operation of the Project; provided, however, that the AUTHORITY shall not be obligated to so indemnify ANSONIA DERBY for any costs, etc. resulting from the actions of ANSONIA DERBY, its agents or employees.

     16. All the terms, conditions, and the provisions of this Agreement shall inure to the benefit of, and be binding upon the successors and assigns of, the AUTHORITY and ANSONIA DERBY.

     17. Default. Upon the occurrence of an event of default by ANSONIA DERBY hereunder, all sums due to the AUTHORITY for services performed and water supplied to date shall immediately become due and payable. In addition to any other remedy provided for hereunder, in the event of any default by one party hereunder, the non-defaulting party shall have the right, at its sole option, to terminate this Agreement and/or to lien any property of the defaulting party pursuant to statute. each of the following shall he deemed to be an event of default hereunder:

     a. Failure to observe, perform, or comply with any obligation, condition, or covenant to be observed, performed, or complied with by any party hereunder within 60 days after sending notice of default by the non-defaulting party.

     b. Default in the payment of any sum due hereunder and the continuance of such default for 5 days after receipt by the defaulting party of notice of such default by the non-defaulting party.

     c. The filing by or against any party hereunder of a petition, arrangement, reorganization, or the like under any insolvency or bankruptcy law, which filing against such party is
(i) not contested within the appropriate time period and (ii) not dismissed within 100 days after the expiration of the appropriate time period for contesting such filing, or the adjudication of any party hereunder as a bankrupt, or the making of an assignment for the benefit of creditors, or the appointment of a receiver for any part of its assets, or if the entity who then owns the assets of any party hereunder dissolves or liquidates, or is dissolved or liquidated, or shall legally cease to exist; provided, however, that the AUTHORITY shall have the right without liability to ANSONIA DERBY to defer the construction deadlines set forth in Exhibit A hereto for that period of time that such a petition, arrangement, reorganization or the like has been filed against ANSONIA DERBY or Bridgeport Hydraulic Company and has not been dismissed.

     18. Costs, Fees, and Expenses of Enforcement. The AUTHORITY and ANSONIA DERBY each agree to pay all costs, fees, expenses or other charges incurred by the other party in successfully protecting, sustaining or enforcing any term, provision, or condition of this Agreement against the other, including without limitation reasonable attorneys' fees.

     19. Further Assurances. Upon request, both parties agree to perform all other acts and execute and deliver all other documents necessary or advantageous to facilitate and complete construction of the project, and to carry out the intent and purposes of the Agreement.

     20. Modification. This Agreement constitutes the complete agreement of the parties, all prior agreements and negotiations with respect to the subject matter of this Agreement are merged herein, and no modification or cancellation of this Agreement shall be effective unless in writing and signed by both parties hereto.

     21. Notice. Any notice or demand required, permitted or desired to be given pursuant to any of the provisions of this Agreement shall be deemed to have been given in accordance with the terms of this Agreement if delivered in person to the persons designated below or their successors, or sent by registered mail, return receipt requested, postage prepaid, to the following addresses:

     The Ansonia Derby Water Company
     230 Beaver Street
     Ansonia, Connecticut 06401
     Attention:  John B. Dearborn President

     South Central Connecticut
     Regional Watt@r Authority
     90 Sargent Drive
     New Haven, Connecticut 06511-5966
     Attn:  George E. Block, Jr., P.E.
     Director of Engineering

     IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals as of the 30th day of November, 1984.

                              SOUTH CENTRAL CONNECTICUT
                              REGIONAL WATER AUTHORITY



                              By
                                Its Chief Operating Officer
                                Duly Authorized


                              THE ANSONIA DERBY WATER COMPANY



                              By
                                Its President
                                Duly Authorized



                                             Sheet 2 of 2

                            EXHIBIT A

                        Project Schedule


Submit Finished Design of Inter-
connection Facilities to Department
of Health Services                          March 1, 1985


Complete Bidding and Award Contracts        June 1, 1985


Complete Construction of Facilities
and Place in Service                        January 1, 1986


                              [MAP]


                [CALCULATION OF PROJECTED SHARES]


November 8, 1984

The Ansonia Derby Water Company
230 Beaver Street
Ansonia, CT 06401

Attention:  John B. Dearborn, President

Re:  Agreement to Purchase Water By and Between The Ansonia Derby
Water Company (the "Company") and South Central Connecticut
Regional Water Authority (the "Regional Water Authority"), dated
January 18, 1984 (the "Contract")

Dear Mr. Dearborn:

This letter shall serve as a confirmation of t@e Regional Water Authority's understanding that, in addition to any rights that the Company may have either at common law or pursuant to the Contract, if the Regional Water Authority experiences a renewed outbreak of the bacteria problem it recently experienced or any similar bacteria problems, to the extent that the water to be supplied by the Company under the Contract is not in compliance with all standards imposed by any federal or state agency having jurisdiction over the quality of public drinking water, and if as a result of the purchase of such water under the Contract the Company experiences a similar outbreak of bacteria within the area of its distribution system served by water supplied under the Contract, the Regional Water Authority agrees to indemnify the Company with respect to all necessary expenses required by any such governmental agency with jurisdiction to cleanse the system of such bacteria.

Sincerely,

SOUTH CENTRAL CONNECTICUT
REGIONAL WATER AUTHORITY


By
   Its Executive Director
   Duly Authorized



November 8, 1984


The Ansonia Derby Water Company
230 Beaver Street
Ansonia, Connecticut 06401

Attention:  John B. Dearborn

Gentlemen:

SOUTH CENTRAL CONNECTICUT REGIONAL WATER AUTHORITY (the "AUTHORITY") hereby agrees with you to amend the Agreement to Purchase Water dated January 18, 1984, between the AUTHORITY and you (the "Agreement") and such Agreement is hereby amended as follows:

     1. Section 1 of the Agreement is amended by deleting the word "size" in the second sentence thereof and inserting in lieu thereof the word "location."

     2. Section 1 of the Agreement is further amended by deleting the comma following the word "pipeline" in the second sentence thereof, and by deleting the phrase "its location and necessary control facilities" from the second sentence thereof.

     3. Section 4 of the Agreement is amended by inserting the phrase "(the "Annual Minimum")" in the second sentence thereof between the words "year" and "during", and by inserting the phrase "(the "Monthly Minimum")" in the second sentence thereof between the words "month" and "during".

     4. Section 4 of the Agreement is further amended by inserting the following as the second paragraph thereof:

               If the COMPANY should fail to take the Monthly Minimum in any calendar month included in the term of this Agreement and during such calendar month such Monthly Minimum was available for deliver at the point of delivery to the COMPANY, then the COMPANY shall be deemed to have taken and the AUTHORITY shall he deemed to have delivered the Monthly Minimum during such month. If the COMPANY should fail to take the Annual Minimum in any calendar year included in the term of this Agreement (including for purposes of determining the amount taken during any such calendar year all amounts previously deemed to have been taken during such year) and during such calendar year such Annual Minimum was available for delivery at the point of delivery to the COMPANY, then the COMPANY shall be deemed to have taken and the AUTHORITY shall be deemed to have delivered during December of such year that amount of water equal to the difference between the Annual Minimum and the amount of water taken during such calendar year (including for purposes of determining the amount taken during any such calendar year all amounts previously deemed to have been taken during such year). In the event any partial calendar year is included in the term of this Agreement, then the COMPANY shall be


                                              The Ansonia Derby Water Company
                                              Page Two

               deemed to have taken during the last calendar month so included that amount of water, if any, necessary in order to result in the ratio of (w) water taken during such partial calendar year (including for purposes of determining the amount taken during any such partial calendar year all amounts previously deemed to have been taken during such calendar year) to (x) the Annual Minimum being greater than or equal to the ratio derived by dividing (y) the number of calendar months in such partial year by (z) 12; provided, however, that during such partial calendar year an amount of water equal to (i) the Annual minimum divided by (ii) the number of calendar months in such partial calendar year must have been available for delivery at the point of delivery to the COMPANY.

     5. Section 5 of the Agreement is amended by deleting the phrase "the point of metering (which shall be considered to be the point of delivery)" in the first sentence thereof and inserting in lieu thereof the phrase "the downside face of the meter located at the end of the connecting pipeline referred to in Section 1 of this Agreement (which for all purposes of this Agreement shall be deemed to be the point of delivery)".

     6. Section 9 of the Agreement is amended by inserting in the first sentence of the second paragraph thereof between the words "delivered" and "during" the phrase "(or deemed to be delivered)".

If the foregoing amendment is satisfactory to you, please so indicate by signing the acceptance at the foot of a counterpart of this letter and return such counterpart to the AUTHORITY, whereupon this Amendment to the Agreement will become binding between us in accordance with its terms and as if fully set forth in the Agreement.


THE ANSONIA DERBY WATER COMPANY    SOUTH CENTRAL CONNECTICUT
                                   REGIONAL WATER AUTHORITY


By                                 By
  Its President                      Its Executive Director





                   AGREEMENT TO PURCHASE WATER

     AGREEMENT entered into this 18th day of January, 1984 by and between THE SOUTH CENTRAL CONNECTICUT REGIONAL WATER AUTHORITY (hereinafter referred to as the "AUTHORITY") and THE ANSONIA DERBY WATER COMPANY (hereinafter referred to as the "COMPANY")

     WHEREAS, the COMPANY wishes to purchase a portion of its water supply requirements from the AUTHORITY; and

     WHEREAS, the AUTHORITY is willing to sell specific amounts of water to the COMPANY; and

     WHEREAS, in order to accomplish the purposes stated above, pipeline, control facilities, and related items (collectively, the "Project") will be required to be designed, constructed and installed between the location of the AUTHORITY's existing water system and the COMPANY's existing water system; and

     WHEREAS, the parties hereto wish to set forth the respective rights, responsibilities and remedies of the parties.

     NOW THEREFORE, in consideration of the premises and of the mutual agreements contained herein, the parties hereto intending to be bound, agree as follows:

1. Connection Between Water Systems - The AUTHORITY will construct a pipeline from its Grassy Hill Tank in Orange, Connecticut to the COMPANY's water system in Derby, Connecticut. The size of this connecting pipeline, its location and necessary control facilities will be as recommended by the COMPANY's Consulting Engineer, Roald Haestad, Inc. of Waterbury, Connecticut and as approved by the AUTHORITY. The design criteria for the connection will be that it is sufficient in capacity to meet maximum day and peak hour demands for the portion of the COMPANY's water system currently served by the Derby Hill (Sentinel Hill) Reservoirs which will be abandoned after this connection is completed. The cost of constructing this connection is the responsibility of the AUTHORITY.

2. Condition Precedent to Authority's Obligation - The AUTHORITY shall have no obligation to commence construction of the connecting pipeline or take any other action with respect to the Project unless and until the City of Derby shall have approved, in form satisfactory to the AUTHORITY, the connection of such pipeline to the 12-inch main owned by the City of Derby which runs along New Haven Avenue from The Ansonia Derby Water Company distribution system at Washington Avenue in Derby.

3. Ownership of Facilities - All facilities constructed pursuant to this Agreement will be owned solely by the AUTHORITY.

4. Quantities - The AUTHORITY agrees to deliver up to 2 million gallons of water per day to the COMPANY water system at a hydraulic gradient of 277 feet based on U.S.C.S. data. Commencing on the Purchase Effective Date, the COMPANY agrees to purchase at least 200 million gallons per year during each calendar year included in the term (including any extensions pursuant to Section 7 hereof) of this Agreement and to purchase at least 5 million gallons per month during each calendar month included in such term. As used herein, the term "Purchase Effective Date" shall mean the later to occur of (i) September 1, 1984 and (ii) the date the pipeline described herein is placed in service.

5. Water Quality - The water supplied by the AUTHORITY under this Agreement at all times shall, at the point of metering (which shall be considered to be the point of delivery), satisfy all standards imposed by any Federal or State agency having jurisdiction over the quality of public drinking water. If the AUTHORITY shall fail to provide to the COMPANY water which satisfies all such standards and such failure shall continue for 30 days after receipt by the AUTHORITY of written notice thereof, the COMPANY, in its sole discretion, by written notice to the AUTHORITY may terminate its obligation to purchase water hereunder. Such termination shall be effective upon receipt by the AUTHORITY of notice thereof.

6. Term of Contract - This Agreement shall be effective as of the date first above written, and will remain in full force and effect until the Termination Date. As used herein, the term "Termination Date" shall mean the earlier to occur of (i) the effective date of the merger of the COMPANY with and into the AUTHORITY or any wholly-owned subsidiary of the AUTHORITY, (ii) the effective date of the purchase by the AUTHORITY of substantially all of the assets of the COMPANY, and (iii) that date which is seven years after the Purchase Effective Date; provided that in the event of each extension of the term of this Agreement pursuant to Section 7 hereof, the date described in
(iii) above shall be automatically extended by the term of such extension. Subject to Section 2 hereof, the AUTHORITY will use its best efforts to construct the necessary facilities and commence delivery of water to the COMPANY on or prior to September 1, 1984.

7. Extension - This Agreement may be extended for additional ten-year periods after the expiration of the initial contract period referred to in clause (iii) of Section 5 above with the written consent of both the AUTHORITY and the COMPANY. In order to effect such an extension, the COMPANY must give written notification of each such election no later than two years prior to the last day of the immediately preceding term. The AUTHORITY shall, no later than 90 days after receipt of such notice from the COMPANY, give the COMPANY written notice of either its approval or its disapproval, as the case may be, of such extension. The terms and conditions applicable to any such period of extension shall be the same as provided herein.

8. Metering - The parties hereto agree that metering shall be considered to be a part of the Project and the obligations of the parties with respect to metering shall be on the same terms and conditions as provided for herein with respect to other portions of the Project. Notwithstanding anything herein to the contrary, the AUTHORITY shall have ownership of such meters and the right and obligation to maintain such meters. The meters shall be tested at six-month intervals and if there is a meter error of five percent or more, adjustment will be made to the COMPANY's water service charge on the basis of one-half the time elapsed since the last test of the meter in question, unless the exact period of existence of said error can be conclusively established. In the event of loss of registration of flow during any month, the COMPANY will be deemed to have consumed during such month an amount of water equal to the historical average monthly consumption by the COMPANY for such month, determined by dividing (x) the sum of the consumption by the COMPANY for such month in each year commencing with the first such month after the Purchase Effective Date and extending to and including such month in the immediately preceding year, by (y) that number which represents the total number of years elapsed since the first such month after the Purchase Effective Date; provided that if such loss of registration should occur prior to twelve months after the Purchase Effective Date, the COMPANY will be deemed to have consumed during such month an amount of water equal to that consumed by it during the immediately preceding month.

9. Cost of Water to be Delivered - The cost to the COMPANY of water delivered pursuant to this Agreement will be computed using the cost allocations detailed in the study entitled "Wholesale
Rate Study" prepared by Guastella Associates, Inc., and dated
June 27, 1983, which cost to the COMPANY as of the date hereof would be $680 per million gallons. It is agreed that this study and the cost allocations detailed therein will be updated at the time of each of the AUTHORITY'S rate cases subsequent to the date of this Agreement. It is agreed that with respect to each such updating:
(i) the amount used for expenditures will be based on the operating and maintenance budget used for rate making purposes, and will include any adjustments made during the rate making process; (ii) book value of Utility Plant will be based on the AUTHORITY's most recent annual filing with the Connecticut Department of Public Utility
Control; and (iii) the percentages used to allocate expenditures to general service, as used on Schedule B and Schedule C-1 of said study, will not change during the term (including any extension pursuant to Section 7 hereof) of this Agreement.

     The AUTHORITY will invoice the COMPANY each month for the cost of the full amount of water delivered during the previous month. The COMPANY will pay to the AUTHORITY the amount set forth on each invoice no later than 30 days after the date thereof.

10. Approvals - It is understood by the parties that this Agreement is subject to approval by all agencies and regulatory bodies of the State of Connecticut which have jurisdiction with respect hereto, including without limitation the Department of Public Utility Control, the Department of Health Services and the Department of Environmental Protection, and is also subject to the approval of the Representative Policy Board of the AUTHORITY. The AUTHORITY and the COMPANY agree to cooperate and use their best efforts in securing all necessary approvals.

11. Force Majeure - The AUTHORITY shall have no liability of any type whatsoever to the COMPANY or any other party for any failure, or as a result of any failure, to perform any obligation under this Agreement, which failure is occasioned by or in consequence of any act of God, act of public enemy, war, blockage, insurrection, riot, epidemic, land slide, lightning, earthquake, fire, storm, flood, washout, civil disturbance, power failure, explosion, breakage or accident to machinery or lines of pipe, failure or want of water supply, binding order, decree, regulation or judgment of any court or governmental authority, or any other cause, whether of the kind herein enumerated or otherwise, not within the control of the AUTHORITY which act, omission, or circumstance the AUTHORITY is unable to prevent or overcome by the exercise of due diligence.

12. Indemnification - Subject to Section 11 hereof, the AUTHORITY and the COMPANY each hereby agree to indemnify and hold harmless the other against all costs, fees, expenses, damages and losses of any type or nature which may be incurred as a result of the breach of any of the terms of this Agreement by the other party.

13. Non-Assignability - This Agreement shall inure to the benefit of the parties hereto and their successors; neither this Agreement nor the rights or obligations of the parties hereunder may be assigned to any other party, either in whole or in part, by either party hereto without the written consent of the other party hereto. For the purposes of this Section 13, the term successor shall be deemed to include any entity which purchases substantially all of the assets of either the AUTHORITY or the COMPANY, as well as any successor through merger to either the AUTHORITY or the COMPANY.

14. Default - Upon the occurrence of any event of default hereunder, all sums due to the AUTHORITY to date shall immediately become due and payable. In addition to any other remedy provided for hereunder, upon the occurrence of any event of default hereunder, the AUTHORITY shall have the right, at its sole option, to terminate the supply of water service to the COMPANY and to exercise all rights and remedies available to it either at law or in equity. Each of the following shall be deemed to be an event of default hereunder:

     a. The COMPANY fails to promptly observe, perform or comply with any obligation, condition, or covenant to be observed, performed, or complied with by the COMPANY hereunder.

     b. The COMPANY fails to pay to the AUTHORITY any amount due hereunder on or prior to the 30th day after the date of the invoice with respect to such amount.

     c. The COMPANY makes an assignment for the benefit of creditors or is generally unable to pay its debts as they become due; or a decree or order appointing a receiver, custodian or trustee for it or for substantially all of its properties is entered and, if entered without its consent, remains in effect for more than 30 days; or the COMPANY commences a voluntary case under any law relating to bankruptcy, insolvency, reorganization or other relief of debtors or any such case of an involuntary nature is filed against it and is consented to by it or, if not consented to, is not dismissed within 30 days.

15. Further Assurances - The COMPANY and the AUTHORITY each agrees to perform all other acts and execute and deliver all other documents reasonably requested by the other to facilitate and complete construction of the project and to carry out the intent and purposes of this Agreement, including without limitation the execution and delivery by the COMPANY of such documents, instruments and agreements as are necessary to grant to the AUTHORITY such easements and rights of access as are reasonably necessary for the construction and maintenance of the Project.

16. Trade Secrets - The COMPANY and the AUTHORITY each agree that in the event it shall obtain any trade secrets or other information of a confidential nature relating to the other, such information will be held in confidence and not be disclosed to any other person or party.

17. Notice - Any notice or demand given pursuant to this Agreement shall be deemed to have been given in accordance with the terms hereof when delivered in person to the persons designated below or their successors or permitted assigns, or when sent by registered mail, return receipt requested, postage prepaid, addressed as follows:

               If to the COMPANY:

               The Ansonia Derby Water Company
               230 Beaver Street
               Ansonia, Connecticut 06401
               Attn:  John B. Dearborn, President

               If to the AUTHORITY:

               South Central Connecticut
               Regional Water Authority
               90 Sargent Drive
               New Haven, Connecticut 06511-05966
               Attn:  George E. Block, Jr.
                      Director of Engineering

Either party may change its address or addresses by notice to the other party.

18. Governing Law. This Agreement is being delivered in, and shall be construed and interpreted according to the laws of, the State of Connecticut.

     IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals this 18th day of January, 1984.

                         SOUTH CENTRAL CONNECTICUT
                         REGIONAL WATER AUTHORITY



                         By:
                            Its Chairman


                         THE ANSONIA DERBY WATER COMPANY



                         By:
                            Its President